Exhibit 99.1

NEWS RELEASE	JUNE 9, 2008

CAROLINA BANK HOLDINGS, INC. ANNOUNCES THE FILING OF A REGISTRATION

STATEMENT FOR THE SALE OF COMMON STOCK

Greensboro, NC, June 9, 2008 (PRIME NEWSWIRE) – Carolina Bank Holdings, Inc. (Nasdaq: CLBH), the holding company for Carolina Bank, filed a registration statement with the Securities and Exchange Commission on June 9, 2008 relating to the public offering of 2,000,000 shares of common stock, announced Robert T. Braswell, President and CEO of Carolina Bank Holdings, Inc. Robert W. Baird & Co. Incorporated will serve as the underwriter of the offering and will be granted a 30-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering will be made only by means of a prospectus.

To receive a copy of the preliminary prospectus when it is available, contact Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or call (800) 792-2473.

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc. began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Randolph, and Forsyth. The bank has six full-service banking locations, three in Greensboro, one in Asheboro, one in High Point, and one in Burlington and a loan production office in Winston-Salem. The bank is building a new corporate headquarters in downtown Greensboro, with expected occupancy in the third quarter of 2008. The Company’s stock is listed on the Nasdaq Capital Market under the symbol CLBH.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.